As Filed with the Securities and Exchange Commission on April 10, 2017

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITAL POWER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

California	94-1721931
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

48430 Lakeview Blvd. Fremont, CA 94638-3158	94638-3158
(Address of Principal Executive Offices)	(Zip Code)

Digital Power Corporation 2016 Stock Incentive Plan

(Full Title of the Plans)

Amos Kohn

Chief Executive Officer

Digital Power Corporation

48430 Lakeview Blvd.

Fremont, CA 94638-3158

(510) 657-2635

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Daniel B. Eng, Esq.

Weintraub Tobin Chediak Coleman Grodin, Law Corporation

475 Sansome Street, Suite 1800

San Francisco, CA 94111

Telephone: (415) 433-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]     Accelerated filer [  ]     Non-accelerated filer* [  ]     Smaller reporting company [ X ]

*(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be issued under the Registrant’s 2016 Stock Incentive Plan	4,000,000 (2)	$0.74 (3)	$2,960,000	$343.06

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price per share of the common stock of the Registrant on April 6, 2017, as reported on NYSE MKT.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the Securities Act), and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE.

Registrant hereby incorporates by reference into this registration statement the following documents and information previously filed with the Commission:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on April 10, 2017;

•	Current Reports on Form 8-K filed with the Commission on January 5, 2017, January 20, 2017, February 16, 2017, February 22, 2017, February 27, 2017, March 9, 2017, March 21, 2017 and March 28, 2017;

•	Our definitive proxy statement on Schedule 14A filed on November 17, 2016, for our annual meeting of shareholders held on December 27, 2016; and

•	The description of our common stock contained in our Form 8-A.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this registration statement.

Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 204 of the California General Corporation Law provides that a corporation may, in its Articles of Incorporation, eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the name of the corporation for a breach of a director's duties to the corporation except to the extent that the liability arises from intentional misconduct or knowing violation of law, actions contrary to the best interests of the corporation or involving the absence of good faith, transactions in which a director receives an improper benefit, actions that violate the director's duty of care, or actions for which directors have personal liability under the California General Corporation Law.

Section 317 of the California General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation. If the proceeding is a criminal proceeding the person to be indemnified must also have had no reasonable cause to believe that such person's conduct was unlawful. Such indemnity may be granted by the corporation if the person is successful in the defense of the matter or if it is determined that such indemnity is proper by a quorum of directors that are not involved in such proceeding, by an independent counsel in a written opinion, by a majority of the shareholders, or the court in which such proceeding is pending.

We have adopted provisions in our Articles of Incorporation and Bylaws to limit the liability of directors and provide indemnity to the full extent permitted by the California General Corporation Law. Such provisions are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant also maintains a director and officer liability insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Digital Power Corporation (1)
3.2	Amendment to the Articles of Incorporation (1)
3.3	Amendment to the Articles of Incorporation (2)
3.4	Certificate of Determination; Series B Preferred Stock (3)
3.5	Bylaws of Digital Power Corporation (1)
5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation
10.1	Digital Power Corporation 2016 Stock Incentive Plan (5)
23.1	Consent of Marcum
23.2	Consent of Kost Forer Gabbay & Kasierer
23.3	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation (included in Exhibit 5.1).

(1)	Previously filed with the Commission on October 16, 1996, as an exhibit to the Company’s Registration Statement on Form SB-2.
(2)	Previously filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed December 9, 2013.
(3)	Previously filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed March 9, 2017.
(4)	Previously filed with the Commission as Exhibit 10.1 to the Company’s Form 8-K filed on October 22, 2007.
(5)	Previously filed with the Commission as Exhibit 10.1 to the Company’s Form 8-K filed on December 30, 2016.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 10th day of April, 2017.

Digital Power Corporation

By:	/s/ Amos Kohn
Amos Kohn, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

By: /s/ Amos Kohn Amos Kohn	President & Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2017

By: /s/ Uri Friedlander Uri Friedlander	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2017

By: /s/ Milton C. Ault, III Milton C. Ault, III	Executive Chairman	April 10, 2017

By: /s/ Kristine Ault Kristine Ault	Director	April 10, 2017

By: /s/ Robert O. Smith Robert O. Smith	Director	April 10, 2017

By: /s/ William Horne William Horne	Director	April 10, 2017

By: /s/ Moti Rosenberg Moti Rosenberg	Director	April 10, 2017

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